AMENDED AND RESTATED
        LEGAL AND CONSULTING ENGAGEMENT AGREEMENT

          This  Amended  and  Restated  Legal  and  Consulting   Engagement
Agreement ("Agreement") is made this 5th day of May, 1999 by and between Feingold & Kam, an international business company and an entity which provides legal services and investment banking consultation services
(hereinafter   "Consultant")and   Sloan  Electronics,  Inc.,   a   Delaware
Corporation (hereinafter "Company").
        RECITALS:
          Whereas, Company and Consultant originally entered into an agreement on or about January 22nd of 1999 for the provision of services by the Consultant to the Company; and
Whereas, the Company and Consultant previously and mutually agreed to void said prior agreement and have since been working together and desire to recognize their relationship in writing.
NOW, THEREFORE, for and in consideration of valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following:
1.   SERVICES.     Consultant shall provide the following services  to  the
Company and the Company agrees that the Consultant shall be the only entity to provide said services unless the parties mutually agree to additional firms, persons or entities to also be providing these services (hereinafter the "Services"):
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a.  Assist in raising all capital necessary for the operation of Company
b.   Assist in all public relations matters regarding the operation of  the
Company
c. Assist in creating strategic plans to help the Company's stock grow and be stable
d.    Assist  in  meeting  National  Association  of  Securities   Dealer's
requirements
e.  Assist in the creation of mergers and acquisitions
f. Provide all legal services necessary for the completion of a merger and/or acquisition
g. Provide all legal services necessary for the creation of contracts and the compliance with laws regarding the daily operation of the Company
h. Obtain market makers and broker dealers for involvement in the securities transactions of the Company
i.  Obtain retail brokerage and analyst involvement of the Company's stock
j.  Hire public relations firms
2. DURATION OF THE AGREEMENT. This Agreement shall be in effect from the date of execution of this Agreement until such time as either party desires to terminate this Agreement. Notification of a desire to terminate this Agreement shall be provided by one party to the other via Certified Mail, Return Receipt. Thereafter, thirty days after the receipt of said letter of termination, this Agreement shall be terminated. The purpose of this clause is to permit each party to be continuously satisfied with the conduct of the other and thereby maintain this Agreement so long as each party satisfies the other.
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3.  REPRESENTATIONS OF THE COMPANY.     The Company Represents and Warrants
that all free trading stock that is in the possession of either the Company, its officers, directors, agents, affiliates, employees, beneficial holders of more than five percent of the Company's Stock or those persons who have received stock via a private placement or securities act exemption; have been disclosed to the Consultant and shall not trade in the open market without prior notification to Consultant. Company understands that this term has been placed in this Agreement because any attempt by Consultant to perform its Services could be dramatically affected by an increase in the public float of the Company and thereby Consultant must have adequate assurances as to the amount of and location of the freely trading float of stock at all times.

4. COMPENSATION. The Company agrees to pay Consultant the following compensation (the "Compensation") for the Services:
a. The Company acknowledges that it does not have the working capital to pay cash monies to the Consultant nor does the Company possess securities that are freely trading and/or registered with which to pay the Consultant. Therefore, the Company shall permit the Consultant to purchase restricted shares and/or negotiate to purchase shares of stock from officers/directors/shareholders of the Company. The Company may in its discretion repay any officers/directors/shareholders who pay Consultant on behalf of the Company and the Consultant may act as escrow and/or receive valuable consideration for assisting the Company in completing any of the Services. Compensation shall be based on a per task basis based on the level and extent of the Services provided and the mutual agreement of the parties hereto.

5. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida and venue shall only be appropriate in Palm Beach County, Florida.

6. WAIVER OF CONFLICT. The Company acknowledges that many of the companies and individuals with which the Company may conduct business with by virtue of introduction by the Consultant are in fact companies and individuals that the Consultant has represented in the past and/or may represent in the future. The Company specifically waives any claim of conflict of interest against Consultant and the Company understands that many of Consultant's contacts who may perform services or do business with the Company are in fact past and/or present and/or future clients of Consultant.

Each party has read this Agreement and agrees to abide by the terms hereof:

/s/David Feingold                        /s/Larry Provost
Authorized signature for and on        Authorized signature for and on
behalf of Feingold & Kam, IBC, an    behalf of Sloan Electronics, Inc.,
International Business Company            a Del. Corporation
5/5/1999   Date                            5/5/1999   Date